Exhibit 10.10

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made and entered into as of September 11, 2007 by and between Rubicon Financial Incorporated, a Delaware corporation (hereinafter referred to as the "Company") and Kathleen M. McPherson (hereinafter referred to as the “Consultant”) (collectively, the “Parties”).

RECITALS

WHEREAS, Consultant has certain management consulting experience pertaining to corporate structure, marketing, strategic alliances, and other matters relating to the management and growth of companies; and

WHEREAS, the Company wishes to engage the services of the Consultant to assist the Company in expanding and managing its business operations and growth.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto hereby agree as follows:

1.	CONSULTING SERVICES

Attached hereto as Exhibit A and incorporated herein by this reference is a description of the services to be provided by the Consultant hereunder (the "Consulting Services"). Consultant hereby agrees to utilize her best efforts in performing the Consulting Services, however, Consultant makes no warranties, representations, or guarantees regarding any corporate strategies attempted by the Company or the eventual effectiveness of the Consulting Services.

2.	TERM OF AGREEMENT

This Agreement shall be in full force and effect commencing upon the date hereof. This Agreement has a term of at least four months and no more than twelve months beginning on the date hereof. This Agreement shall be renewed automatically for succeeding terms of twelve months unless either party gives notice of their intention not to renew this Agreement to the other at least 30 days prior to the expiration of the term. Either party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other party. Consultant shall have the right to terminate this Agreement 1) for any reason with thirty (30) days written notice to Company; and/or 2) immediately, if the Company fails to comply with the terms of this Agreement, including without limitation its responsibilities for fees as set forth in this Agreement, and such failure continues without remedy for a period of 30 days after written notice to the Company by Consultant. In the event of a breach by the Company, liquidated damages shall be paid by the Company to Consultant. Such liquidated damages are immediately due and owing to Consultant in the amount of any earned but unpaid consulting fees plus three additional months consulting fees as outlined on Exhibit A. The Parties agree that this Liquidated Damages amount is fair and reasonable given the knowledge and expertise that Consultant will impart to Company and the difficulty either party would have properly valuing the damages at the time of a breach of this Agreement. Interest in the amount of ten percent (10%) per annum shall accrue on the liquidated damages commencing from the first date of the breach by Company. If the Company pays the Consultant liquidated damages, the parties hereto agree that such payment shall be the Consultant’s complete and exclusive remedy for termination of this Agreement. The Company shall have the right to terminate this Agreement upon delivery to Consultant of notice setting forth with specificity facts comprising a material breach of this Agreement by Consultant. Consultant shall have 30 days to remedy such breach.

3.	TIME DEVOTED BY CONSULTANT

It is anticipated that the Consultant shall spend as much time as deemed necessary by the Consultant in order to perform the obligations of Consultant hereunder. The Company understands that this amount of time may vary and that the Consultant may perform Consulting Services for other companies involved in the financial services industry.

4.	PLACE WHERE SERVICES WILL BE PERFORMED

The Consultant will perform most services in accordance with this Agreement at offices provided by Company. In addition, the Consultant will perform services on the telephone and at such other place(s) as desired or as necessary to perform these services in accordance with this Agreement. Company shall bear certain pre-approved costs of Consultant related to services on the telephone, computer or other place(s) as outlined in Exhibit B attached hereto.

5.	COMPENSATION TO CONSULTANT

The Consultant’s compensation for the Consulting Services shall be as set forth in Exhibit B attached hereto and incorporated herein by this reference.

6.	INDEPENDENT CONTRACTOR

Both Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of her duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venture, agent, officer or employee of Company. Consultant is personally responsible for the filing and payment of her Federal and State income taxes.

7.	CONFIDENTIAL INFORMATION

The Consultant and the Company acknowledge that each will have access to proprietary information regarding the business operations of the other and agree to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the non-disclosing Parties prior written consent. It is hereby agreed that from time to time Consultant and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

8.	INDEMNIFICATION

The Company hereby agrees to indemnify and hold Consultant harmless from any and all liabilities incurred by Consultant under the Securities Act of 1933, as amended (the "Act"), the various state securities acts, or otherwise, insofar as such liabilities arise out of or are based upon (i) any material misstatement or omission contained in any offering documents provided by the Company (ii) any actions by the Company, direct or indirect, in connection with any offering by the Company, in violation of any applicable federal or state securities laws or regulations, or (iii) a breach of this Agreement by the Company. Furthermore, the Company agrees to reimburse Consultant for any legal or other expenses incurred by Consultant in connection with investigating or defending any action, proceeding, investigation, exam or claim brought against Consultant in connection with any and all work done for the Company, as contemplated by this agreement. The indemnity obligations of the Company under this paragraph shall extend to the shareholders, directors, officers, employees, agents, and control persons of Consultant.

Consultant hereby agrees to indemnify and hold the Company harmless from any and all liabilities incurred by the Company under the Act, the various state securities acts, or otherwise, insofar as such liabilities arise out of or are based upon (i) any actions by Consultant, its officers, employees, agents, or control persons, direct or indirect, in connection with any offering by the Company, in violation of any applicable federal or state securities laws or regulations, or (ii) any intentional breach of this Agreement by Consultant.

The indemnity obligations of the Parties under this paragraph 8 shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Company, the Consultant, and any other such persons or entities mentioned hereinabove.

9.	ARBITRATION

Any and all controversies, disputes or claims between the Consultant and the Company or any agent, representative, employee, director, officer or control person of either, arising out of, in connection with, from or with respect to (a) any provisions of or the validity of this agreement of any related agreements, (b) the relationship of the parties hereto, or (c) or any controversy arising out of the business, the Consultant’s business, or the Company’s business, other than the payment of liquidated damages as set forth in paragraph 2 in the event of termination of this agreement, shall be conducted pursuant to the Commercial Arbitration Rules of American Arbitration Association before a panel of three (3) arbitrators. Arbitration must be commenced with service of a written demand for arbitration or a written notice of intention to arbitrate. The decision and award of the arbitrator(s) shall be conclusive and binding on all parties. Arbitration proceedings shall be held in Orange County, California or at such other place that may be mutually agreed upon by the parties. Each party irrevocably consents to subject matter and personal jurisdiction before AAA. The parties covenant that under no conditions will any of them file any action at law against any other party or bring any claim in any forum other than before AAA, and they agree that if any such litigation, is filed, it shall be immediately dismissed upon application and shall be referred for arbitration hereunder with costs to the prevailing party except as contemplated above. The parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party for punitive or similar damages. The arbitrators sitting in any such controversy shall have no power to alter or modify any express provisions of this Agreement or to render any award which by its terms effects any such alteration, or modification subject to Section 11 (g) below. This Section shall survive the termination of this Agreement. Each party shall bear its own attorneys fees and expenses.

10.	COVENANTS OF CONSULTANT

Consultant covenants and agrees with the Company that, in performing Consulting Services under this Agreement, Consultant will:

a). Comply with all federal and state securities and corporate laws;

b). Not make any representations other than those authorized by the Company; and

c). Not publish, circulate or otherwise use any solicitation materials, investor mailings, or updates other than materials provided by or otherwise approved by the Company.

11.	MISCELLANEOUS

Attorneys’ Fees: If either party to this Agreement brings an action on this Agreement, the prevailing party shall be entitled to reasonable expenses therefore, including, but not limited to, attorneys’ fees and expenses and court costs. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their administrators and successors in interest. This Agreement shall not be assignable by either party hereto without the prior written consent of the other.

Entire Agreement: This Agreement contains the entire understanding and agreement of the Parties with respect to the Independent Contractor/Consulting relationship between them and supersedes all prior agreements between them.

Governing Law and Venue: This Agreement shall be constructed and interpreted in accordance with and the governed by the laws of the State of California. Venue for resolution of any dispute shall be in Orange County, California.

Modification or Amendment: No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

Severability If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

Headings. Titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or any provision hereof. No provision in this Agreement is to be interpreted for or against either party because that party or its legal representative drafted such provision.

Interpretation. This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

Notice. All written notices, demands, or requests of any kind, which either party may be required or any desire to serve on the other in connection with this Agreement, must be served by registered or certified mail, with postage prepaid and return receipt requested. In lieu of mailing, either party may cause delivery of such notice, demands and requests to be made by personal service facsimile transmission, provided that acknowledgment of receipt is made. Notice shall be deemed given upon personal delivery or receipt of facsimile transmission, or two (2) days after mailing. All such notices, demands, and requests shall be delivered as follows:

If to the Company:	Terence A. Davis
Rubicon Financial Incorporated
19200 Von Karman Ave. Ste 350
Irvine, California 92612

If to Consultant:	Kathleen McPherson
3415 Bangor Place
San Diego, CA 92106

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

Rubicon Financial Incorporated
a Delaware corporation

By: /s/ Terence Davis	/s/ Kathleen M. McPherson
Terence A. Davis	Kathleen M. McPherson
President	Consultant